Certified Public Accountants

December 9, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

Re:       CNK Global Inc. (the “Company”)

This letter confirms that we have reviewed Item 4.01, Changes in Registrant’s Certifying Accountant, of the Company’s Form 8-K dated December 9, 2014 and are in agreement with the statements made therein as they pertain to our firm.

We have no basis to agree or disagree with any other statements of the Company contained in the Form 8-K.

Yours very truly,

/s/ Henderson Hutcherson & McCullough, PLLC
Henderson Hutcherson & McCullough, PLLC
Chattanooga. Tennessee

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